Exhibit 10.15

ADVEN INC. (formerly Nano Innovations Inc.)

STOCK OPTION PLAN

1.	PURPOSE OF THE PLAN

AdvEn Inc. formerly Nano Innovations Inc. (the “Issuer”) hereby establishes a stock option plan for Directors, Employees and Consultants (each as defined below) of the Issuer and its Subsidiaries, to be known as the “AdvEn Inc. Stock Option Plan” (the “Plan”). The purpose of the Plan is to give to Directors, Employees and Consultants, as additional compensation, the opportunity to participate in the progress of the Issuer by granting to such persons options, exercisable over periods of up to ten years as determined by the board of Directors of the Issuer, to buy shares of the Issuer at a price equal to the Market Price on the date such options are granted.

2.	DEFINITIONS

In this Plan, the following terms shall have the following meanings:

“AdvEn Acquisition” means the acquisition by the Issuer of all of the issued and outstanding shares of AdvEn Industries Inc. from the holders thereof in consideration for 26,000,000 Shares.

“Associate” means an associate as defined in the Securities Act (British Columbia).

“Black-Out Period” means a time when, pursuant to any policies of the Issuer, any securities of the Issuer may not be traded by certain persons as designated by the Issuer, including any Optionee.

“Black-Out Expiration Term” means the period-of-time that commences with the end of a Black-Out Period and ends ten business days following the end of the Black-Out Period.

“Board” means the board of directors of the Issuer.

“Change of Control Transaction” has the meaning ascribed thereto in section 7.1 of this Plan.

“Issuer” means AdvEn Inc. (formerly Nano Innovations Inc.) and its successors.

“Consultant” means, in relation to the Issuer, an individual (other than a Director or Employee) or a company that:

(a)	is engaged to provide an ongoing bona fide basis, consulting, management, technical, or other services to the Issuer or any of its Subsidiaries, other than services provided in relation to a distribution;

(b)	provides the services under a written contract between the Issuer or any of its Subsidiaries and the individual or the company, as the case may be;

(c)	in the reasonable opinion of the Issuer, spends or will spend a significant amount of time and attention on the affairs and business of the Issuer or any of its Subsidiaries; and

(d)	has a relationship with the Issuer or any of its Subsidiaries that enables the individual or the company to be knowledgeable about the business and affairs of the Issuer.

“Director” means a director, senior officer, or Management Company Employee of the Issuer or any of its Subsidiaries.

“Disability” means any disability with respect to an Optionee which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Optionee from:

(a)	being employed or engaged by the Issuer, its Subsidiaries or another employer, in a position the same as or similar to that in which he was last employed or engaged by the Issuer or its Subsidiaries; or

(b)	acting as a Director.

“Disinterested Shareholder Approval” means disinterested shareholder approval as defined in the policies of the Exchange, if any.

“Employee” means:

(a)	an individual who is considered an employee of the Issuer or any of its Subsidiaries under the Income Tax Act (Canada) (and for whom income tax, employment insurance, and CPP deductions must be made at source;

(b)	an individual who works full-time for the Issuer or its Subsidiaries providing services normally provided by an employee and who is subject to the same control and direction by the Issuer over the details and methods of work as an employee of the Issuer, but for whom income tax deductions are not made at source; or

(c)	an individual who works for the Issuer or its Subsidiaries on a continuing and regular basis for a minimum amount of time per week (the number of hours should be disclosed in the submission) providing services normally provided by an employee and who is subject to the same control and direction by the Issuer over the details and methods of work as an employee of the Issuer, but for whom income tax deductions are not made at source.

“Exchange” means any stock exchange on which the Shares are listed from time to time.

“Expiry Date” means the date set by the Board under section 3.1 of this Plan, representing the last date on which an Option may be exercised.

“Grant Date” means the date specified in an Option Agreement as the date on which an Option is granted.

“Insider” means:

(a)	an insider as defined in the Securities Act (British Columbia), other than a person who is an insider solely by virtue of being a director or senior officer of a Subsidiary of the Issuer; and

(b)	an Associate or Affiliate of any person who is an insider under subsection (a).

“Investor Relations Activities” has the meaning ascribed to that term in TSX Venture Exchange Inc. Policy 1.1 Interpretation.

“Market Price” of Shares at any date means the closing price of the Shares on the Exchange on the trading day prior to such date. In the event the Shares are not listed on any stock exchange or securities market on a particular date, then the Market Price on such date shall be equal to the fair market value of the Shares on such date as determined by the Board.

“Management Company Employee” means an individual employed by a Person providing management services to the Issuer, which are required for the ongoing successful operation of the business enterprise of the Issuer, but excluding a person engaged in Investor Relations Activities.

“Option” means an option to purchase Shares granted pursuant to this Plan.

“Option Agreement” means an agreement, in substantially the form attached hereto as Schedule A, whereby the Issuer grants to an Optionee an Option.

“Option Price” means the purchase price per Share specified in an Option Agreement, adjusted from time to time in accordance with the provisions of section 6 of this Plan.

“Option Shares” means the aggregate number of Shares which an Optionee may purchase under an Option.

“Optionee” means each of the Directors, Employees and Consultants granted an Option pursuant to this Plan and their heirs, executors and administrators.

“Plan” means this AdvEn Inc. (formerly Nano Innovations Inc.) Stock Option Plan.

“Shares” means the common shares in the capital of the Issuer as constituted on the date of this Plan provided that, in the event of any adjustment pursuant to section 6 of this Plan, “Shares” shall thereafter mean the shares or other property resulting from the events giving rise to the adjustment.

“Subsidiary or Subsidiaries” of the Issuer means one or more companies of which the voting securities: (a) are held, other than by way of security only, by or for the benefit of the Issuer; and (b) if voted, entitle the Issuer to elect a majority of the directors of the company.

“Take-Over Bid” has the meaning ascribed thereto in section 7.1 of this Plan.

“Total Share Reserve” means, at the time of determination, a number of Option Shares equal to 10% of the issued Shares at that time.

“Unissued Option Shares” means the number of Shares, at a particular time, which have been allotted for issuance upon the exercise of an Option but which have not been issued, as adjusted from time to time in accordance with the provisions of section 6 of this Plan, such adjustments to be cumulative.

3.	GRANT OF OPTIONS

3.1 Option Terms. The Board may from time to time authorize the issue of Options to Directors, Employees and Consultants of the Issuer and any of its Subsidiaries. The Option Price under each Option shall be the Market Price on the Grant Date. The Expiry Date for each Option shall be set by the Board at the time of issue of the Option and shall not be more than ten years from the Grant Date. Any Options which are terminated or expire will be available for re-granting under the Plan. Options shall be non-assignable and non-transferable, and subject to such vesting provisions as the Board in their sole discretion shall determine.

3.2 Black-Out Period. Notwithstanding section 3.1 of the Plan and except where not permitted by the Exchange, where an Option expires during a Black-Out Period or during the Black-Out Expiration Term, the term of such Option will be automatically extended to the end of the applicable Black-Out Expiration Term.

3.3 Limits on Shares Issuable on Exercise of Options.

(a)	The maximum number of Option Shares available to be granted under this Plan shall not exceed the Total Share Reserve, or such additional amount as may be approved by: (i) the directors of the Issuer if the Shares are not then listed on an Exchange; or (ii) the directors and the shareholders of the Issuer if the Shares are then listed on the Exchange and the rules and policies of the Exchange require such shareholder approval. No Option may be granted if such grant would have the effect of causing the total number of Option Shares issuable upon the exercise of Options to exceed the Total Share Reserve. To the extent that any Options terminate for any reason prior to exercise in full or are cancelled (with the consent of the Optionee), the Unissued Option Shares subject to such Options shall be added back to the Total Share Reserve and such Option Shares will again become available for grant under this Plan. In the event of a Share Reorganization or Special Distribution (as those terms are defined in section 6.1 and 6.2, respectively) that, in the opinion of the Board, would warrant an adjustment to the Total Share Reserve in order to ensure that the Total Share Reserve is proportionately the same both before and after the occurrence of such Share Reorganization or Special Distribution, as the case may be, then subject to the provisions of Article 5 of this Plan. the Board shall be permitted and authorized to take such steps as may be equitable and appropriate to that end.

(b)	If the Shares are listed on an Exchange, then:

(i)	the aggregate number of Options that the Issuer grants to any one Optionee, other than an Optionee that is a Consultant, in a 12-month period must not exceed 5% of the issued Shares, calculated on the date an Option is granted to the Optionee (unless the Issuer has obtained Disinterested Shareholder Approval);

(ii)	the aggregate number of Options that the Issuer grants to any Consultant in a 12- month period must not exceed 2% of the issued Shares, calculated on the date an Option is granted to the Optionee;

(iii)	the aggregate number of Options granted to an Optionee retained to provide Investor Relations Activities must not exceed 2% of the issued Shares, calculated at the date an Option is granted to the Optionee; and

(iv)	the aggregate number of Option Shares: (A) issued to Insiders within any 12-month period; and (B) issuable to Insiders at any time, under this Plan, or when combined with all of the Issuer other security-based compensation arrangements, exceed Ten Percent (10%) of the Issuer’s total issued and outstanding Shares, in each case calculated in accordance with the rules and policies of the Exchange, if any.

3.4 Option Agreements. Each Option shall be confirmed by the execution of an Option Agreement. Each Optionee shall have the option to purchase from the Issuer the Option Shares at the time and in the manner set out in the Plan and in the Option Agreement applicable to that Optionee. The execution of an Option Agreement shall constitute conclusive evidence that it has been completed in compliance with this Plan.

4.	EXERCISE OF OPTION

4.1 Manner of Exercise - Cash Exercise for Vested Options. Subject to the vesting and other terms of this Plan and the Option Agreement governing any specific Options, an Option may be exercisable by the Optionee delivering to the Issuer a notice specifying the number of Shares in respect of which the Option is exercised together with payment in full of the Option Price for each such Share. Upon the Issuer’s receipt of such notice and payment there will be a binding contract for the issue of the Option Shares in respect of which the Option is exercised, upon and subject to the provisions of the Plan. Delivery of the Optionee’s cheque payable to the Issuer in the amount of the Option Price shall constitute payment of the Option Price unless the cheque is not honoured upon presentation in which case:

(a)	the Option shall not have been validly exercised; and

(b)	the Option shall no longer be exercisable unless the Board determines otherwise.

4.2 General Rule. Subject to section 4.3 of this Plan and any vesting rules applicable to a particular Option, an Option may be exercised to purchase any number of Shares up to the number of Unissued Option Shares at any time after the Grant Date up to 5:00 p.m. (Vancouver time) on the Expiry Date.

4.3 Termination of Affiliation. If an Optionee ceases to be a Director, Employee or Consultant of the Issuer or its Subsidiaries, each Option held by the Optionee shall be exercisable in respect of that number of Option Shares that have vested pursuant to the terms of the Option Agreement governing such Option as follows:

(a)	Resignation or Ceasing to Hold Office. If the Optionee, or in the case of an Option granted to any Optionee who satisfies the definition of Consultant set out in section 2 of this Plan, the Optionee’s employer, ceases to be employed or engaged by the Issuer and any of its Subsidiaries (including by way of voluntary resignation or retirement as a Director, Employee or Consultant), each Option held by the Optionee shall be exercisable in respect of that number of Option Shares that have vested pursuant to the terms of the Option Agreement governing such Option at any time up to but not after the earlier of the Expiry Date of that Option and the date which is 30 days after the Optionee actually ceases to be a Director, Employee or Consultant (excluding any notice periods that might apply under employment or other similar laws);

(b)	Death. Notwithstanding subsection 4.3(a) of this Plan, if the Optionee ceases to be a Director, Employee or Consultant of the Issuer and any of its Subsidiaries due to death or Disability or, in the case of an Optionee that is a company, the death or Disability of the person who provides management or consulting services to the Issuer or to any entity controlled by the Issuer, each Option held by the Optionee shall be exercisable in respect of that number of Option Shares that have vested pursuant to the terms of the Option Agreement governing such Option at any time up to but not after the earlier of the Expiry Date of that Option and the date which is 12 months after the date of death or Disability; and

(c)	For Cause. Notwithstanding subsection 4.3(a) of this Plan, if the Optionee, or, in the case of an Option granted to an Optionee who satisfies the definition of Consultant set out in section 2 of this Plan, the Optionee’s employer:

(i)	ceases to be employed or engaged by the Issuer and any of its Subsidiaries for cause, as that term is interpreted by the courts of the jurisdiction in which the Optionee or Optionee’s employer is employed or engaged;

(ii)	ceases to be a Director, Employee, or Consultant of the Issuer and any of its Subsidiaries by order of any securities commission, recognized stock exchange, or any regulatory body having jurisdiction to so order; or

(iii)	ceases to be eligible to hold office as a Director under the provisions of the applicable corporate statute,

each Option held by the Optionee shall be exercisable in respect of that number of Option Shares that have vested pursuant to the terms of the Option Agreement governing such Option at any time up to but not after the earlier of the Expiry Date of that Option and the date on which the Optionee actually ceases to be a Director, Employee or Consultant.

4.4 Exclusion From Severance Allowance, Retirement Allowance or Termination Settlement. If the Optionee, or, in the case of an Option granted to an Optionee who falls under the definition of Consultant set out in section 2 of this Plan, the Optionee’s employer, retires, resigns or is terminated from employment or engagement with the Issuer and any of its Subsidiaries, the loss of the right to purchase Shares pursuant to section 4.4 of this Plan shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatever in respect of such Optionee.

4.5 Amendment of Options by the Board. Notwithstanding subsections 4.3(a) and 4.3(c) of this Plan and in addition to section 5 below, the Board reserves the right to amend the terms of an Option granted to any Optionee, or, in the case of an Option granted to an Optionee who falls under the definition of Consultant set out in section 2 of this Plan, the Optionee’s employer, if such party resigns or is terminated from employment or engagement with the Issuer and any of its Subsidiaries or such other circumstances as the Board sees fit. The Board shall be entitled, but in no way obligated, to amend the number of Option Shares which an Optionee may purchase under an Option, the Expiry Date of an Optionee’s Option and the Option Price.

4.6 Amendment of Options of Insiders by the Board. Notwithstanding sections 4.5, 5.1, 5.2 and 5.3 and subject to section 8 of this Plan, the Board will not amend the terms of any option held by an Insider without first receiving any requisite shareholder or other regulatory approvals in accordance with the requirements of the Exchange, if applicable.

5.	AMENDMENT PROCEDURE

5.1 Amendment Procedure

The Issuer retains the right to amend or terminate the terms and conditions of the Plan or Option Agreement, as applicable, by resolution of the Board (the “Amendment Procedure”). Any amendment to the Plan shall take effect only with respect to Options granted after the effective date of such amendment, provided that it may apply to any outstanding Options with the mutual consent of the Issuer and the Optionees to whom such Options have been granted. Without limiting the generality of the foregoing, the Board may use the Amendment Procedure without seeking shareholder approval when:

(a)	altering, extending or accelerating the terms and conditions of vesting of any Options;

(b)	accelerating the Expiry Date of Options;

(c)	amending the definitions contained within the Plan;

(d)	amending or modifying the mechanics of exercise of Options as set forth in Section 4, provided however, payment in full of the Option Price for the Shares shall not be so amended or modified;

(e)	effecting amendments of a “housekeeping” or ministerial nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error, inconsistency or omission in or from the Plan or any Option Agreement;

(f)	effecting amendments necessary to comply with the provisions of applicable laws (including, without limitation, the rules, regulations and policies of the Exchange);

(g)	effecting amendments respecting the administration of the Plan;

(h)	effecting amendments necessary to suspend or terminate the Plan; and

(i)	any other amendment, whether fundamental or otherwise, not requiring shareholder approval under applicable law (including, without limitation, the rules, regulations, and policies of the Exchange).

5.2 Shareholder Approval

If the Shares are listed on an Exchange and the rules and policies of such Exchange so require, shareholder approval will be required for the following types of amendments:

(a)	amendments that increase the number of Shares issuable under the Plan, except such increases by operation of Section 6 of the Plan;

(b)	any reduction in the Option Price of an Option if the Optionee is not an Insider at the time of the proposed amendment; and

(c)	amendments required to be approved by shareholders under applicable law (including, without limitation, pursuant to the rules, regulations and policies of the Exchange).

5.3 Disinterested Shareholder Approval

If the Shares are listed on an Exchange and the rules and policies of such Exchange so require, Disinterested Shareholder Approval will be required for the following types of amendments:

(a)	amendments to the Plan that could result at any time in the number of Shares reserved for issuance under the Plan to Insiders exceeding ten percent (10%) of the outstanding issue;

(b)	any reduction in the Option Price of an Option if the Optionee is an Insider at the time of the proposed amendment; and

(c)	any other amendments requiring Disinterested Shareholder Approval under applicable law (including, without limitation, pursuant to the rules, regulations and policies of the Exchange).

6.	ADJUSTMENT OF OPTION PRICE AND NUMBER OF OPTION SHARES

6.1 Share Reorganization. Whenever the Issuer issues Shares to all or substantially all holders of Shares by way of a stock dividend or other distribution, or subdivides all outstanding Shares into a greater number of Shares, or combines or consolidates all outstanding Shares into a lesser number of Shares (each of such events being herein called a “Share Reorganization”) then effective immediately after the record date for such dividend or other distribution or the effective date of such subdivision, combination or consolidation, for each Option:

(a)	the Option Price will be adjusted to a price per Share which is the product of:

(i)	the Option Price in effect immediately before that effective date or record date; and

(ii)	a fraction the numerator of which is the total number of Shares outstanding on that effective date or record date before giving effect to the Share Reorganization, and the denominator of which is the total number of Shares that are or would be outstanding immediately after such effective date or record date after giving effect to the Share Reorganization; and

(b)	the number of Unissued Option Shares will be adjusted by multiplying (i) the number of Unissued Option Shares immediately before such effective date or record date by (ii) a fraction which is the reciprocal of the fraction described in subsection (a)(ii).

6.2 Special Distribution. Subject to the prior approval of the Exchange, whenever the Issuer issues by way of a dividend or otherwise distributes to all or substantially all holders of Shares:

(a)	shares of the Issuer, other than the Shares;

(b)	evidences of indebtedness;

(c)	any cash or other assets, excluding cash dividends (other than cash dividends which the Board has determined to be outside the normal course); or

(d)	rights, options or warrants,

then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being herein called a “Special Distribution”), and effective immediately after the record date at which holders of Shares are determined for purposes of the Special Distribution, for each Option the Option Price will be reduced, and the number of Unissued Option Shares will be correspondingly increased, by such amount, if any, as is determined by the Board in its sole and unfettered discretion to be appropriate in order to properly reflect any diminution in value of the Shares as a result of such Special Distribution.

6.3 Corporate Reorganization. Whenever there is:

(a)	a reclassification of outstanding Shares, a change of Shares into other shares or securities, or any other capital reorganization of the Issuer, other than as described in sections 6.1 or 6.2 of this Plan;

(b)	a consolidation, merger or amalgamation of the Issuer with or into another corporation resulting in a reclassification of outstanding Shares into other shares or securities or a change of Shares into other shares or securities; or

(c)	a transaction whereby all or substantially all of the Issuer’s undertaking and assets become the property of another corporation;

(any such event being herein called a “Corporate Reorganization”) the Optionee will have an option to purchase (at the times, for the consideration, and subject to the terms and conditions set out in the Plan) and will accept on the exercise of such option, in lieu of the Unissued Option Shares which he would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that he would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, he had been the holder of all Unissued Option Shares.

6.4 No Fractional Shares. No fractional Shares shall be issued upon the exercise of the Options and accordingly, if as a result of a Share Reorganization or Corporate Reorganization, an Optionee would become entitled to a fractional Share, such Optionee shall have the right to purchase only the next lowest whole number of Shares and no payment or other adjustment will be made with the fractional interest so disregarded. Additionally, no lots of Shares in an amount less than 500 Shares shall be issued upon the exercise of the Option unless such amount of Shares represents the balance left to be exercised under the Option.

7.	SIGNIFICANT EVENTS AFFECTING THE COMPANY

7.1 Take-Over Bids and Merger Transactions

In the event of a bona fide third-party offer for Shares pursuant to which an offeror offers to purchase all or substantially all of the Shares of the Corporation (a “Take-Over Bid”), or a merger, consolidation, amalgamation or other transaction pursuant to which the Corporation is not the surviving entity (together with a Take-Over Bid, a “Change of Control Transaction”), and in the absence of the surviving entity’s assumption of outstanding awards made under the Plan, the following rules shall apply:

(a)	all vested Options held by an Optionee as of the completion date will be exercisable by the Optionee until the time immediately prior to the completion of such Change of Control Transaction;

(b)	the vesting provisions governing 50% of all unvested Options held by an Optionee as of the completion date shall be accelerated and such Options will be Conditionally Exercisable by the Optionee for a period beginning on the date which is 21 days prior to the anticipated closing date of the Change of Control Transaction described above and ending immediately prior to the completion of such Change of Control Transaction. Option Shares issuable pursuant to Conditionally Exercisable Options will be issued immediately prior to the closing of the Change of Control Transaction; and

(c)	all other unvested Options shall become null and void upon completion of the transaction described above.

For the purposes of this section 8 of the Plan, “Conditionally Exercisable” means, in the event a Change of Control Transaction is not completed within 90 days of the proposed completion date for such transaction, the Optionee will be refunded the Option Price paid to exercise such Optionee’s Options, such Options will be reissued, and the purported exercise of such Options will be null and void ab initio. Notwithstanding anything in this Plan to the contrary, the AdvEn Acquisition shall not constitute a Change of Control Transaction.

8.	MISCELLANEOUS

8.1 Form of Notice. A notice given to the Issuer shall be in writing, signed by the Optionee and delivered to the Secretary of the Issuer.

8.2 Right to Employment. Neither this Plan nor any of the provisions hereof shall affect in any way the Optionee’s right to continued employment with the Issuer or its Subsidiaries or the Issuer’s right to terminate such employment.

8.3 Amendment and Waiver. Subject to pre-clearance with the Exchange and any other prior regulatory or shareholder approval required under the policies of the Exchange or applicable law, the Issuer may from time to time amend any provisions of the Plan, but no such amendment can impair any of the rights of any Optionee under any Option then outstanding without such Optionee’s written consent.

8.4 No Assignment. No Optionee may assign any of his rights under the Plan.

8.5 Conflict. In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern.

8.6 Time of Essence. Time is of the essence of this Plan and of each Option Agreement. No extension of time will be deemed to be or to operate as a waiver of the essentiality of time.

8.7 Entire Agreement. This Plan and the Option Agreement sets out the entire agreement between the Issuer and the Optionees relative to an Option and supersedes all prior agreements, undertakings and understandings, whether oral or written.